EXHIBIT 4.2

AMENDMENT NO. 1 TO

PREFERRED STOCK RIGHTS AGREEMENT

This Amendment No. 1 dated as of February 14, 2003 (this “Amendment”) is to the Preferred Stock Rights Agreement originally dated as of September 4, 2002 and amended and restated as of October 8, 2002 (the “Rights Agreement”), between Natus Medical Incorporated, a Delaware corporation, (the “Company”), and EquiServe Trust Company, N.A. (the “Rights Agent”). Terms not defined herein have the meanings assigned to them in the Rights Agreement.

WHEREAS on February 14, 2003, the Company desires to permit Perry Corp. increase its holdings of the Company’s Common Stock without becoming an Acquiring Person; and

WHEREAS pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent have agreed to amend the Rights Plan to effect such change;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree to amend the Rights Agreement as follows:

1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended and restated as follows:

“Acquiring Person” shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that Perry Corp. (“Perry”) shall not be deemed an “Acquiring Person” until such time as Perry shall be the Beneficial Owner of more than 34% of the Common Shares then outstanding or until such time as Perry shall be required to file a report of beneficial ownership on Schedule 13D reporting holdings in excess of 34% of the Company’s Common Shares (the “Limitations”). Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding or with respect to Perry, causes Perry not to be in compliance with the applicable Limitations; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding or, with respect to Perry, Perry shall fail to comply with the applicable Limitations, by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the

Company then outstanding or, with respect to Perry, Perry is in compliance with the applicable Limitations. Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement including, without limitation Section 1(gg) hereof; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, or, with respect to Perry, Perry is in compliance with the applicable Limitations, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding or, with respect to Perry, Perry is not in compliance with the applicable Limitations.

2. Remaining Provisions. Except as expressly amended by this Amendment, all provisions of the Rights Agreement shall remain in full force and effect.

3. Notices. Notices or demands authorized by this Amendment to be given or made by the Rights Agent to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

Attention: Chief Executive Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Robert P. Latta, Esq.

Any notice or demand authorized by this Amendment to be given or made by the Company to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

EquiServe Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attn: Client Administration

4. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim pursuant to this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares).

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“COMPANY”	NATUS MEDICAL INCORPORATED

	By:	/s/ Tim C. Johnson
Tim C. Johnson President, Chief Executive Officer and Chief Operating Officer

“RIGHTS AGENT”	EQUISERVE TRUST COMPANY, N.A.

	By:	/s/ Tyler Haynes
	Name:	Tyler Haynes
	Title:	Managing Director